ANNUAL PERFORMANCE CERTIFICATION

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement dated as of December 30, 2002

(the "Agreement"), by and among Greenwich Capital Commercial Funding

Corporation, as Depositor, Wachovia Bank, N.A., as Servicer, LaSalle Bank, N.A., as Trustee, ABN AMRO Bank N.V., as Fiscal Agent, and

Lennar Partners, Inc., as Special Servicer

(GCCFC 2002 C1)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company from the Closing Date to the year ended December 31, 2002 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2002, (iii) the Company has not received notice regarding qualification, or challenging the status, of either REMIC Pool as a REMIC or the Grantor Trust as a grantor trust from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2003.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.

OC Greenwich 2002 C1